                                                                      EXHIBIT 11
                                                                     PAGE 1 OF 1


                           NATIONAL RECORD MART, INC.

                    CALCULATION OF NET LOSS PER COMMON SHARE

         FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED SEPTEMBER 26, 1998
                             AND SEPTEMBER 27, 1997

NET LOSS PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                    Thirteen Weeks Ended             Twenty-six Weeks Ended
                                ----------------------------      ----------------------------
                                September 26,    September 27,    September 26,   September 27,
                                    1998             1997             1998            1997
                                -----------      -----------      -----------      -----------
Weighted average common
   shares outstanding             4,838,918        4,844,624        4,841,771        4,844,624
Common Stock Equivalents
   which are dilutive                 *                *                *                *

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                           --               --               --               --
                                -----------      -----------      -----------      -----------
Weighted average common
   shares and equivalents
   outstanding                    4,838,918        4,844,624        4,841,771        4,844,624
                                -----------      -----------      -----------      -----------

Net loss                        ($1,079,587)     ($  791,262)     ($2,297,642)     ($1,699,077)
                                ===========      ===========      ===========      ===========

Net loss per share              ($     0.22)     ($     0.16)     ($     0.47)     ($     0.35)
                                ===========      ===========      ===========      ===========



* Shares not included in calculation, as the effects of such shares would be anti-dilutive.